Exhibit 99.1

Second Amendment

to

Employment Agreement

This Second Amendment to Employment Agreement (“Second Amendment”) is entered into as of December 4, 2007 by and between The Cheesecake Factory Incorporated, a Delaware corporation (the “Company”) and David M. Overton (the “Employee”).

WHEREAS, the Company and the Employee have previously entered into an Employment Agreement as of December 31, 2003, as amended by a First Amendment to Employment Agreement, dated December 6, 2005 (collectively, the “Employment Agreement”);

WHEREAS, the Company and Employee each desire to amend the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company and the Employee agree as follows:

1.                                       Section 12 of the Employment Agreement is amended by adding the following definitions:

(j)                                    Regulations means the official Treasury Department interpretation of the Internal Revenue Code.

(k)                                Separation from Service means a separation from service as that term is used in Code Section 409A(a)(2)(i) and the Regulations thereunder.

2.                                       Section 14(b) of the Employment Agreement is deleted in its entirety and the following provision substituted in its place:

“14. (b)                                                         If within 18 months after a Change of Control of the Company, the Employee gives notice of termination of employment for any reason, gives notice of nonrenewal, or the Employee otherwise terminates employment (other than due to the Employee’s death or Permanent Disability) or is terminated by the Company without Cause, (i) the Company shall pay to the Employee a Severance Payment in cash equal to the greater of $2,000,000 or three times the Employee’s Base Salary, (ii) for 36 months (the “Continuation Period”) the Company shall at its expense continue on behalf of the Employee and his dependents and beneficiaries, the life insurance, disability, medical, dental and hospitalization benefits provided (x) to the Employee at any time during the 90-day period prior to the date of termination or at any time thereafter or (y) to other similarly situated employees who continue in the employ of the Company during the continuation period. The coverage and benefits (including deductibles and costs) provided in this Section 14(b) during the Continuation Period shall be no less favorable to the Employee and his dependents and beneficiaries, than the most favorable of such coverages and benefits during any of the periods referred to in clauses (x) and (y) above. The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Employee obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Employee hereunder so long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Employee than the coverages and benefits required to be provided hereunder. This Section 14(b) shall not be interpreted so as to limit any benefits to which the Employee, his dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Employee’s termination of employment, including without limitation, retiree medical and life insurance benefits. All benefits including medical and life insurance benefits shall be limited by and be designed to either (I) be exempt from Code Section 409A by reason of qualification under Regulation Section 1.409A-1(a)(9)(v)(B) and/or (D) (which shall be aggregated with all other benefits which would qualify thereunder) or (II) be compliant with the requirements of Regulations 1.409A-3(i).”

3.                                       Section 14. (e) of the Employment Agreement is deleted in its entirety and the following provision substituted in its place:

“14. (e)                                                          In the event that the Employee’s employment is terminated other than by reason of death, the Company shall make all cash payments to which the Employee is entitled hereunder within one (1) business day following the date that is six (6) months after the date of Employee’s Separation from Service. In the event that the Employee’s employment is terminated by reason of the Employee’s death, the Company shall make all cash payments to which the Employee is entitled hereunder within thirty (30) days following the Date of Termination, provided that the Company may defer payment in the case of the Employee’s death until the Employee’s executor or personal representative has been appointed and qualified pursuant to the laws in effect in the Employee’s jurisdiction of residence at the time of the Employee’s death.”

4. Section 15 of the Employment Agreement is deleted in its entirety and the following provision substituted in its place:

“15.                           Consulting Services.

(a)                                  If the Employee’s full-time employment by the Company pursuant to this Agreement is terminated for any reason, except for termination by reason of death, Permanent Disability, for Cause, or by voluntary resignation by the Employee and Section 14(b) is inapplicable, the Employee may elect to provide consulting services to the Company as an independent contractor for a period of up to 120 months following notice to the Company of the Employee’s election to provide such services. Any election to provide such services must be given to the

Company within 90 days after the Date of Termination. If the Employee elects to provide such services, the Company shall pay the Employee no less frequently than monthly at an annual rate equal to 70% of Employee’s Base Salary (defined in Section 12(c) above) (such payment shall be in addition to, and not in lieu of, any amounts paid or payable to the Employee pursuant to Section 14 by reason of the termination of his employment). Employee shall provide services to the Company at a level of 20 % of the services rendered, on average, during the immediately preceding 36 months prior to the Separation from Service.

5. Section 16. (a) and Section 16 (b) of the Employment Agreement is deleted in its entirety and the following provisions substituted in its place:

“16. (a). In addition to all amounts otherwise payable under this Agreement, the Company shall:

(i)                                     pay the Employee an annual retirement benefit (“Founder’s Retirement Benefit”) each year during his lifetime and ceasing upon his death, payable in equal monthly installments calculated in accordance with Section 16(b)(i); and

(ii)                                  Pay the employee a one time payment in accordance with Section 16(b)(ii),

provided that the Employee satisfies the requirements of Section 16(c), and subject to the conditions specified in Section 16(d)

16 (b).

(i)                                     The amount payable annually as the Founder’s Retirement Benefit shall equal a percentage of the Employee’s Base Salary (defined in Section 12(c) above) for the period immediately prior to his termination of employment on account of his retirement. The percentage shall be 20% during the first 10 years following the Date of Termination and thereafter shall be 40% until the Employee’s death.

(ii)                                  In addition to other amounts otherwise payable under this Section 16, the Company shall pay the Employee a one time payment of 20% of one half the employee’s annual Base Salary for the period immediately prior to his termination of employment on account of his retirement. Payment under this Section 16(b)(ii) shall be paid on the business day following the date that is six (6) months after the date of Employee’s Separation from Service, provided that the Employee’s employment is not terminated for Cause or by reason of his death.”

6.                                       Section 16 (d) of the Employment Agreement is deleted in its entirety and the following provision substituted in its place:

“16. (d)                                 Payment of the Founder’s Retirement Benefit shall commence on the first regular Company payroll date occurring at least six (6) months and one day after Separation from Service, provided that the Employee’s employment is not terminated for Cause by reason of his death. The final monthly payment of the Founder’s Retirement Benefit shall be made for the month in which occurs the Employee’s death. The Founder’s Retirement Benefit shall be payable from the general, unrestricted assets of the Company, and the Employee shall be an unsecured general creditor of the Company. The Company’s obligations hereunder are an unfunded, unsecured promise to pay benefits in the future, and the Employee shall have no right or interest in any specific assets of the Company by virtue of this obligation. No trust shall be construed to have been created by this Section 16, nor shall any fiduciary relationship be construed to exist between the Company and the Employee. If the Company, in its sole discretion, elects to fund its obligations to pay the Founder’s Retirement Benefit through the purchase of one or more insurance policies, the Employee shall have no rights in such policy or policies, or the proceeds thereof. The Company shall be the sole owner and beneficiary of said policy or policies, and shall hold all incidents of ownership. The Founder’s Retirement Benefit is nontransferable, and the Employee shall not assign, transfer, or otherwise encumber any payments made hereunder. Any attempt to transfer or assign benefits shall be null and void, and shall terminate the Company’s obligations under this Agreement. The Company shall have the right to deduct and pay over from all Founder’s Retirement Benefit payments hereunder any federal, state, local, or employment taxes which it deems are required by law to be withheld with respect to such payments.

7. Section 21 of the Employment Agreement is deleted in its entirety and the following provision substituted in its place:

“21.                           Deferred Compensation. The parties agree that all provisions of this Agreement are intended to meet, and to operate in accordance with, in all material respects, the requirements of paragraphs (2), (3), and (4) of Section 409A(a) of the Code, and any guidance from the Department of Treasury or Internal Revenue Service thereunder, including any and all specifically referenced Regulation Sections contained in the Agreement. Where ambiguity or uncertainty exists, this Agreement shall be interpreted in a manner which would qualify any compensation payable hereunder to satisfy the requirements for exception to or exclusion from 409A and the taxes imposed thereunder.

In the event either party reasonably determines any item payable by the Company to the Employee pursuant to this Agreement that is not subject to a substantial risk of forfeiture would not meet, or is reasonably likely not to meet, the requirements of paragraphs (2), (3) and (4) of Section 409A, or to qualify as exempt from Section 409A, such party shall notify the other in writing. Any such notice shall specify in reasonable detail the basis and reasons for such party’s determination. The parties agree to negotiate in good faith the terms and conditions of an amendment to this Agreement to avoid the inclusion of such item in a tax year before the Employee’s actual receipt of such item of income. Provided, however, nothing in this Section 21 shall be construed or interpreted to require the Company to increase any amounts payable to the Employee pursuant to this Agreement or to consent to any amendment that would materially and adversely change the Company’s financial, accounting or tax treatment of the payments to the Employee under this Agreement. Any item payable under this Agreement that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code, shall not be paid or commence payment before the later of (a) six months after the date of the Employee’s Separation from Service and (b) the payment date or commencement date specified in this Agreement for such item.

8.                                       Capitalized terms used without other definition in this Second Amendment shall have the meanings given to them in the Employment Agreement.

9.                                       Except as modified by this Second Amendment, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

10.                                 The validity, interpretation, construction and performance of this Second Amendment shall be governed by the laws of the State of California without regard to its conflicts of law principles.

[Signatures follow on next page.]

“COMPANY”	“EMPLOYEE”

The Cheesecake Factory Incorporated	David M. Overton
A Delaware corporation

By:
Printed Name:
Title: